Exhibit 99.1

News Release

ARIAD ANNOUNCES APPOINTMENT OF JENNIFER L. HERRON

AS CHIEF COMMERCIAL OFFICER

Cambridge, MA, May 24, 2016–- ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of Jennifer L. Herron as executive vice president, chief commercial officer, effective May 31, 2016. She will report to ARIAD’s president and chief executive officer, Paris Panayiotopoulos. Ms. Herron will succeed Martin J. Duvall, who has made significant contributions to ARIAD since first joining the company in 2011. Mr. Duvall will work closely with Ms. Herron to ensure a seamless transition.

“I am delighted that Jennifer will be joining ARIAD as our Chief Commercial Officer,” stated Paris Panayiotopoulos, president and chief executive officer of ARIAD. “Jennifer is a proven leader with over 23 years of pharmaceutical experience across multiple therapeutic areas, specifically oncology, immunoscience and cardio-vascular/metabolics, which I am confident will serve her well in maximizing the commercial opportunity for Iclusig® and, if approved, brigatinib.”

Ms. Herron comes to ARIAD after a ten-year career at Bristol-Myers Squibb Company (BMS), where she recently accepted the position of Lead, Commercial Transformation and Operating Model. Previously, Ms. Herron served in various roles of increasing responsibility at BMS, including as Vice President, US Immunology from 2014-2016, where she transformed the U.S. immunoscience business unit, returning the business to significant volume and share growth; and as General Manager for BMS in Puerto Rico and the Caribbean from 2012-2014, where she was responsible for driving topline performance for the entire BMS portfolio. Ms. Herron also served as Executive Director, US Commercial Operations, for BMS from 2010-2012, following several commercial leadership roles in oncology from 2006 through 2009. Prior to joining BMS, Ms. Herron served in critical marketing roles for in-line and launch assets in oncology for both Novartis and GSK/SmithKline Beecham. Ms. Herron started her pharmaceutical career as a clinical research associate at Boehringer Mannheim Pharmaceuticals.

“I am excited about this incredible opportunity at ARIAD,” stated said Ms. Herron. “I look forward to working with the team to maximize the commercial performance of Iclusig, prepare for the potential U.S. launch of brigatinib, and collaborate with R&D colleagues to further advance the pipeline.”

Mr. Panayiotopoulos added, “On behalf of the company’s Board of Directors, management team and employees, I want to thank Marty for his tremendous contributions to ARIAD, especially his leadership in launching and building out the commercial team for Iclusig and leading our preparations for the potential launch of brigatinib.”

Ms. Herron earned a Bachelor of Arts in Biology and Economics from Lehigh University and her MBA from Georgetown University.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements made by Mr. Panayiotopoulos and Ms. Herron, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ongoing strategic review, our ability to successfully commercialize and generate profits from sales of Iclusig and our product candidates, if approved; competition from alternative therapies; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our reliance on the performance of third-party manufacturers and specialty pharmacies for the supply and distribution of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACTS:	For Investors	For Media
	Maria Cantor	Liza Heapes
	Maria.cantor@ariad.com	Liza.heapes@ariad.com
	(617) 621-2208	(617) 621-2315